MAY 3, 2004

PRESS RELEASE

SAUER-DANFOSS INC. REPORTS FIRST QUARTER 2004 RESULTS

Increased Sales and Earnings Over Prior Year

Strength in New Orders Signals Solid Upturn

CHICAGO, Illinois, USA, May 3, 2004—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the first quarter ended March 28, 2004.

FIRST QUARTER REVIEW

Strong Sales and Earnings Year over Year

Net income for the first quarter 2004 was $11.0 million, or $0.23 per share, compared to first quarter 2003 net income of $10.2 million, or $0.21 per share.  First quarter 2004 results were impacted by higher tax expense, which had a negative impact of $0.03 per share and costs related to the completion of a plant closure, which was an additional negative impact of pre-tax $1.2 million or $0.02 per share.  Excluding these two items, first quarter 2004 net income would have risen by 29 percent compared to the strong first quarter reported last year.

Net sales for the first quarter increased 20 percent to $361.1 million, compared to net sales of $300.4 million for first quarter 2003.   Excluding sales from acquisitions completed in 2003 and the impact of currency translation rate changes, sales increased 9 percent over the prior year period with gains of 11 percent in the Americas, 4 percent in Europe, and 39 percent in the Asia-Pacific region.

Sales into the Propel segment were particularly strong, growing 15 percent, excluding acquisitions and the impact of currency fluctuations, followed by a 7 percent increase in the Work Function segment, while sales into the Controls segment were level with the prior year.

David Anderson, President and Chief Executive Officer, commented, “Our strong growth in sales over the prior year continues at an increasing rate.  The real growth of 9 percent in the first quarter was 1 to 2 percentage points above the estimated growth of the markets we serve.”

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Anderson continued, “Our earnings were up over a strong first quarter last year in spite of higher tax expense and plant closure costs.  Our higher tax expense was due to an operating loss in the U.S., driven by significant restructuring costs incurred over the past few quarters.  We are not currently recording a tax benefit even though we are confident that we will be able to make use of this loss carry-forward position over the coming years.  At the same time we expect the impact of this accounting treatment to continue through the remainder of 2004.  This accounting treatment does not result in a cash impact, and it would be expected to reverse as the U.S. operations return to profitability.  Secondly, along with the completion of the closing and relocation of our West Branch operations, the management structure in our Work Function segment was reorganized, adding additional cost in the quarter.”

Solid Increase in Orders and Backlog Over Prior Year

Orders received for the first quarter 2004 were $366.5 million, up 29 percent from the same period last year.  Excluding acquisitions and currency translation rate changes, orders were up 18 percent.

Total backlog at the end of first quarter 2004 was $409.6 million, a 12 percent increase from the end of first quarter 2003. Excluding acquisitions and currency impact, backlog rose 6 percent.

Anderson stated, “Our orders and backlog are solid evidence of an upturn in the markets we serve.  While our incoming orders have been consistently increasing over the past few quarters, they are now matched with growth in our backlogs.” Anderson continued,  “Going forward we are well positioned to satisfy this welcomed increase in market demand.”

Cash Flow Impressive Given Cash Needed to Fund Increased Sales

“Our cash flow from operations for the first quarter was $11.2 million compared to last year’s record level of $15.5 million,” stated David Anderson.  “This is especially impressive when we consider the large increase in working capital from increased sales.  Our level of debt remained essentially unchanged from year-end and our capital expenditures for the quarter of $10.8 million were well within our continued restrained target level.”

Pricing Actions

Anderson continued, “For years we have operated in a marketplace under the influence of constant negative pricing pressure.  Over the past few months, however, we, like other manufacturers, have experienced significant increases in the prices of the principal materials used in the manufacture of our products.  In spite of our success in driving down our costs through global sourcing and lean manufacturing techniques, the price increases in our core materials have been at a pace and of a magnitude beyond our ability to absorb.  Therefore, during the second quarter we will be adjusting our prices to recover these increasing costs of material.”

OUTLOOK

Capacity and Flexibility in Place to Meet Market Upturn

Anderson stated, “The long-awaited upturn in our markets has clearly arrived.  The U.S., and although to a lesser degree, the European markets are stronger than we had planned.  In addition, the market for our products in Japan continues to strengthen as driven by increased export volumes of mobile equipment to the strong U.S. and China markets.  Our recent investments in our manufacturing and marketing joint ventures in Japan are serving us well in these improving market conditions.”

Major Projects on Schedule and Budget, will Start to Contribute in 2005

“Our projects to install a common ERP system worldwide and to reorganize our European distribution and sales structure are both on schedule and budget.  Benefits from both of these projects will begin to contribute to our earnings in 2005,” continued Anderson.

Reassessment of Expectations for 2004

Anderson concluded,  “With stronger sales, and restructuring costs subsiding, we are optimistic as we look to the remainder of the year.  Even though the tax accounting approach for our U.S. operations, as explained above, will lead to a higher tax expense, we expect our after-tax earnings for the full year 2004 to be in the range of $0.60 to $0.75 per share, approaching a tripling of our 2003 earnings.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of more than $1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the economy generally, and the agriculture, construction, road building, turf care and specialty vehicle markets specifically, continue to be in a state of uncertainty making it difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. appears to be improving, the economic situation in the rest of the world may not follow the trend in the U.S.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.    Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its OEM customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; business relationships with major customers and suppliers; the continued operation and viability of the Company’s major customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials and product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting domestic and foreign operation, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability, including U. S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. - Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.cxom

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	13 Weeks Ended
(Dollars in thousands except share and per share data)	March 28, 2004	March 30, 2003
Net sales	361,054	300,425
Cost of sales	273,377	228,751
Gross profit	87,677	71,674
Selling	21,374	18,523
Research and development	13,213	10,380
Administrative	25,849	18,941
Total operating expenses	60,436	47,844
Income from operations	27,241	23,830
Nonoperating income (expenses):
Interest expense, net	(4,534)	(4,117)
Minority interest and earnings of affiliates, net	(5,823)	(4,487)
Other, net	498	(392)
Income before income taxes	17,382	14,834
Income taxes	(6,359)	(4,669)
Net income	11,023	10,165
Net income per share:
Basic and diluted net income per common share	0.23	0.21
Basic weighted average common shares outstanding	47,405	47,395
Diluted weighted average common shares outstanding	47,461	47,464
Cash dividends per common share	0.07	0.07

BUSINESS SEGMENT INFORMATION

	13 Weeks Ended
(Dollars in thousands)	March 28, 2004	March 30, 2003
Net sales
Propel	171,334	142,441
Work Function	105,957	88,430
Controls	83,763	69,554
Total	361,054	300,425
Segment Income (Loss)
Propel	21,094	14,440
Work Function	6,257	8,984
Controls	7,997	6,924
Global Services and Other Expenses, net	(7,609)	(6,910)
Total	27,739	23,438

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	13 Weeks Ended
(Dollars in thousands)	March 28, 2004	March 30, 2003
Cash flows from operating activities:
Net income	11,023	10,165
Depreciation and amortization	20,238	19,828
Minority interest in income of consolidated companies and earnings in affiliates, net	5,823	4,487
Net change in receivables, inventories, and payables	(43,237)	(27,707)
Other, net	17,377	8,730
Net cash provided by operating activities	11,224	15,503
Cash flows from investing activities:
Purchases of property, plant and equipment	(10,834)	(7,918)
Proceeds from sales of property, plant and equipment	23	517
Net cash used in investing activities	(10,811)	(7,401)
Cash flows from financing activities:
Net repayments on notes payable and bank overdrafts	(7,691)	(14,649)
Net borrowings of long-term debt	20,568	11,380
Cash dividends	(3,320)	(3,319)
Distribution to minority interest partners	(3,720)	(2,380)
Net cash provided by (used in) financing activities	5,837	(8,968)
Effect of exchange rate changes	(2,087)	(117)
Net increase (decrease) in cash and cash equivalents	4,163	(983)
Cash and cash equivalents at beginning of year	15,086	12,397
Cash and cash equivalents at end of period	19,249	11,414

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	March 28, 2004	Dec. 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	19,249	15,086
Accounts receivable, net	240,930	186,293
Inventories	188,183	198,870
Other current assets	35,186	32,965
Total current assets	483,548	433,214
Property, plant and equipment, net	432,777	452,913
Other assets	211,212	215,627
Total assets	1,127,537	1,101,754

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	56,750	65,453
Long-term debt due within one year	172,332	159,590
Accounts payable	100,858	93,793
Other accrued liabilities	94,591	81,962
Total current liabilities	424,531	400,798
Long-term debt	132,743	130,408
Long-term pension liability	40,612	41,937
Deferred income taxes	55,181	56,126
Other liabilities	42,116	42,918
Minority interest in net assets of consolidated companies	34,683	32,353
Stockholders’ equity	397,671	397,214
Total liabilities and stockholders’ equity	1,127,537	1,101,754

Number of employees at end of period	7,640	7,409